EX-107

Calculation of Filing Fee Tables

S-8

(Form Type)

The Oncology Institute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share (“Common Stock”), to be issued under TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan	Rules 457(c) and 457(h)	8,269 (2)	$6.36	$52,590.84	0.0000927	$4.88
Equity	Common Stock to be issued under The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan	Rules 457(c) and 457(h)	1,341,088 (3)	$6.36	$8,529,319.68	0.0000927	$790.67
Equity	Common Stock to be issued under The Oncology Institute, Inc. 2021 Incentive Award Plan	Rules 457(c) and 457(h)	7,722,417 (4)	$6.36	$49,114,572.12	0.0000927	$4,552.92
	Total Offering Amounts		9,071,774		$57,696,482.64		$5,348.46
	Total Fee Offsets
	Net Fee Due						$5,348.46

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of Common Stock of The Oncology Institute, Inc. (the “Company”) that become issuable under The Oncology Institute, Inc. 2021 Incentive Award Plan (the “2021 Plan”), The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan (the “2019 Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock subject to outstanding options granted under the 2019 Plan.

(3)	Represents shares of Common Stock available for future issuance under the 2021 Plan.

(4)	Represents shares of Common Stock available for future issuance under the ESPP.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the Nasdaq Stock Market LLC (“Nasdaq”) on February 17, 2022, which date is within five business days prior to the filing of this Registration Statement.